Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Electronic Cigarettes International Group, Ltd. (formerly Victory Electronic Cigarettes, Inc.) (Registration No. 333-195904) of our report dated March 24, 2014, relating to our audits of the consolidated financial statements of Vapestick Holdings Limited, and our report dated February 28, 2013, relating to our audit of the consolidated financial statements of Electronic Cigarettes International Group, Ltd., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Accell Audit & Compliance, P.A.

July 28, 2014